Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 22, 2013--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on August 21, 2013 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on September 13, 2013 to shareholders of record on September 3, 2013.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “Despite a challenging interest rate and regulatory compliance environment, the Simsbury Bank has performed very well over the past several years. This dividend declaration by the directors of SBT Bancorp is reflective of our commitment to enhancing shareholder value through the continued development of profitable banking relationships based on a broadened line of financial products and outstanding customer service. We thank our shareholders for their support of SBT Bancorp.”

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com